EXHIBIT 10.8.2
YRC WORLDWIDE INC.
RESTRICTED STOCK AGREEMENT

Participant:	[______]

Date of Grant:	[______]

Number of Shares of Restricted Stock:	[______] shares of YRC Worldwide Inc. common stock

Vesting Schedule:
100 % of the shares of Restricted Stock will vest on the thirtieth (30) day of the period when the volume-weighted average trading price of the Company’s common stock over said thirty (30)-day period is equal to or greater than $11.75 per share, provided such period occurs on or before
December 31, 2020 (“Stock Price Goal”)

Grant of Restricted Stock
The above-named Participant is hereby granted the above number of shares of YRC Worldwide Inc. $0.01 par value per share common stock in accordance with the Vesting Schedule described above, subject to the terms and conditions described in this Restricted Stock Agreement (this “Agreement”) and the YRC Worldwide Inc. 2011 Incentive and Equity Award Plan or any successor thereto (the “Plan”).
By your acceptance of the Restricted Stock set forth in this Agreement, you agree that the Restricted Stock is granted under and governed by the terms of the Plan, this Agreement, and the Terms and Conditions of Restricted Stock Agreements for Employees attached to this Agreement. You further acknowledge and agree that (i) you have received, reviewed and understand the Plan, including the provisions that the Compensation Committee’s decision on any matter arising under the Plan is conclusive and binding, and (ii) this Agreement amends and supersedes any other agreement or statement, oral or written, in its entirety regarding the vesting or holding period of the Restricted Stock.

YRC Worldwide Inc.	Acceptance of Participant
By
Title	Print

You agree that your acceptance of this Agreement may be evidenced either by your signature above or by your electronic acceptance through the award administrator’s website (as of the date of grant, the administrator is Fidelity).

YRC WORLDWIDE INC.
TERMS AND CONDITIONS
RESTRICTED STOCK AGREEMENTS FOR EMPLOYEES

These Terms and Conditions are applicable to the Agreement (the “Restricted Stock”) granted to Employees pursuant to the YRC Worldwide Inc. 2011 Incentive and Equity Award Plan or any successor thereto (the “Plan”).

1.
Acceleration of Vesting. Notwithstanding the provisions of the vesting schedules provided in the Participant’s Agreement, the Restricted Stock shall vest and be paid as provided in this Section 1 upon the following circumstances:

1.1
Death or Permanent and Total Disability. If the Participant dies or is deemed to be “permanently and totally disabled” (as defined herein) while in the employ of the Company or an Affiliate and before the Stock Price Goal is achieved, the Restricted Stock shall become fully vested and all transfer restrictions thereon shall lapse. For purposes of this Section, the Participant shall be considered “permanently and totally disabled” if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. The existence of a permanent and total disability shall be evidenced by such medical certification as the Secretary of the Company shall require and as the Committee approves.

1.2
Change of Control of the Company. If, within twelve (12) months following a Change in Control of the Company, the Participant has a Qualifying Termination, all shares of Restricted Stock subject to this Agreement shall become fully vested and all transfer restrictions thereon shall lapse.

1.3
Prohibited Activities. Notwithstanding any other provision of these Terms and Conditions or the Participant’s Agreement, if the Participant breaches the Company’s Code of Conduct (as amended from time to time), then the Participant shall forfeit the right to any further vesting of the Participant’s Restricted Stock and the Agreement shall immediately thereupon wholly and completely terminate.

2.	Lapse of Rights upon Termination of Employment.

2.1
Termination of Employment Before Stock Price Goal is Achieved. Except as provided in Section 1 above or any employment-related agreement, if the Participant’s employment with the Company or an Affiliate is terminated for any reason before the Stock Price Goal is achieved, the Participant shall forfeit all shares of Restricted Stock subject to this Agreement. The Company may, in its sole discretion, which need not be reasonably exercised, determine to vest all or a portion of non-vested Restricted Stock of the terminating Participant on the date of termination.

2.2
Qualifying Termination Defined. For purposes of this Agreement, “Qualifying Termination” means a termination of the Participant’s employment by the Company or an Affiliate without “Cause” or a termination of the Participant’s employment by the Participant for Good Reason.

2.2.1
“Cause,” means (i) the Participant’s willful misconduct or gross negligence in the performance of the Participant’s duties to the Company; (ii) the Participant’s continued refusal to substantially perform the Participant’s material duties to the Company or to follow the lawful directives of the Company’s Board of Directors (other than as a result of death or physical or mental incapacity) that continues after written notice from the Company; (iii) the Participant’s indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) the Participant’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property; or (v) material breach of this Agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written policy that is not cured within ten (10) days of notice from the Company.

2.2.2
“Good Reason” means the occurrence of any of the following events: (i) reduction in Participant’s base salary or target bonus, (ii) any material diminution in Participant’s titles, duties or responsibilities or the assignment to him of duties or responsibilities that materially impairs his ability to perform the duties or responsibilities then assigned to the Participant or normally assigned to someone in the Participant’s role of an enterprise of the size and structure of the Company, (iii) the assignment of duties to the Participant that are materially inconsistent with the Participant’s position with the Company, or (iv) a material breach of this Agreement or any other material, written agreement with Participant. For purposes of this Agreement, Participant shall have Good Reason to terminate employment if, within thirty (30) days after Participant knows (or has reason to know) of the occurrence of any of the events described above, Participant provides written notice requesting cure to the Board of such events, and the Board fails to cure, if curable, such events within thirty (30) days following receipt of such notice, and the Participant actually terminates employment within ninety (90) days following the expiration of such cure period.

3.	Transfers of Employment; Authorized Leave.

3.1	Transfers of Employment. Transfers of employment between the Company and an Affiliate, or between Affiliates, shall not constitute a termination of employment for purposes of the Agreement.

3.2
Authorized Leave. Authorized leaves of absence from the Company shall not constitute a termination of employment for purposes of the Agreement. For purposes of the Agreement, an authorized leave of absence shall be an absence while the Participant is on military leave, sick leave or other bona fide leave of absence so long as the Participant’s right to employment with the Company is guaranteed by statute, a contract or Company policy.

4.
Withholding. To the extent the Participant has taxable income in connection with the grant, vesting or payment of the Restricted Stock or the delivery of shares of Company common stock, the Company is authorized to withhold from any compensation payable to Participant, including shares of common stock that the Company is to deliver to the Participant, any taxes required to be withheld by foreign, federal, state, provincial or local law. By executing the Agreement, the Participant authorizes the Company to withhold any applicable taxes.

5.
Non-transferability. No rights under the Agreement shall be transferable otherwise than by will, the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order (“QDRO”), and, except to the extent otherwise provided herein, the rights and the benefits of the Agreement may be exercised and received, respectively, during the lifetime of the Participant only by the Participant or by the Participant’s guardian or legal representative or by an “alternate payee” pursuant to a QDRO

6.
Limitation of Liability. Under no circumstances will the Company be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s role as Plan sponsor.

7.
Awards Subject to Plan. A copy of the Plan is included with the Agreement. The provisions of the Plan as now in effect and as the Plan may be amended in the future (but only to the extent such amendments are allowed by the provisions of the Plan) are hereby incorporated in the Agreement by reference as though fully set forth herein. Upon request to the Secretary of the Company, a Participant may obtain a copy of the Plan and any amendments

8.	Definitions. Unless redefined herein, all terms defined in the Plan have the same meaning when used as capitalized terms in these Terms and Conditions.

9.
Compliance with Regulatory Requirements. Notwithstanding anything else in the Plan, the Restricted Stock received on the date of grant may not be sold, pledged or hypothecated unless the Company is in compliance with all regulatory requirements regarding registration of the Restricted Stock or common stock to be issued under the terms of the Plan.

10.
Stock Certificates. The Committee may also cause any certificates representing shares of Restricted Stock to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, if the shares of Restricted Stock are represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Restricted Stock as counsel for the Company considers necessary or advisable.

11.
No Deferred Compensation. The Restricted Stock under the Agreement is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Restricted Stock Agreement shall be administered, construed and interpreted in accordance with such intent.

12.
Forfeiture. If the Company does not achieve the Stock Price Goal on or before December 31, 2020, all shares hereunder shall be forfeited on January 1, 2021. Notwithstanding the foregoing, if there is a Change of Control of the Company on or before December 31, 2020, no shares hereunder shall be forfeited, irrespective of failure to achieve the Stock Price Goal, until one day after the twelve (12)-month anniversary of the Change of Control.